Exhibit 10.10

ADVISORY SERVICES AND MONITORING AGREEMENT

This Advisory Services and Monitoring Agreement (this “Agreement”) is entered into as of August 23, 2007, among Symbion, Inc., a Delaware corporation (the “Company”), Symbion Holdings Corporation, a Delaware corporation (“Parent”), and Crestview Advisors, L.L.C., a Delaware limited liability company (“Advisor”).

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated as of April 24, 2007 (the “Merger Agreement”) by and among the Company, Symbol Acquisition, L.L.C., a Delaware limited liability company (and predecessor entity of Parent), and Symbol Merger Sub, Inc., a Delaware corporation, Symbol Merger Sub, Inc. will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”);

WHEREAS, prior to but in connection with the Merger, Symbol Acquisition, L.L.C. will be converted into Parent, which will become the holding company of the Company by virtue of the Merger;

WHEREAS, in connection with the Merger, the Advisor (together with any investment funds managed or advised by such entity) has provided advice and analysis including assistance with due diligence and other investigatory matters related to the Company, Parent, their subsidiaries and other affiliates and the industries in which they operate, and advice with respect to financing facilities and related arrangements and other matters (collectively, “Advisory Services”);

WHEREAS, Advisor has staff specially skilled in corporate finance, strategic corporate planning, and other management skills and advisory and business monitoring services;

WHEREAS, Parent, the Company and subsidiaries of the Company (collectively, the “Company Group”) will require such skills and services from Advisor in connection with their business operations and execution of their strategic plan going forward;

WHEREAS, Advisor is willing to provide such skills and services to Parent, the Company and the other members of the Company Group; and

WHEREAS, concurrently herewith, Parent, Crestview Symbion Holdings, L.L.C., a Delaware limited liability company (the “Crestview Shareholder”) and certain other persons named therein are entering into a shareholders agreement relating to their shareholdings in Parent and certain matters applicable to Parent (the “Shareholders Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Appointment.

(a)                                  The Company and Parent hereby appoint Advisor, or its designees, as one of their financial advisors with respect to the following services to the extent appropriate and requested by Parent, the Company or any member of the Company Group: (i) assisting Parent, the Company or any member of the Company Group in analyzing its operations and historical performance; (ii) assisting Parent, the Company or any member of the Company Group in analyzing future prospects; (iii) assisting Parent, the Company or any member of the Company Group with respect to future proposals for tender offers, acquisitions, sales, mergers, financings, exchange offers, recapitalizations, restructurings or other similar transactions that may be consummated during the term of this Agreement; and (iv) providing financial and business monitoring services, including with respect to assisting Parent, the Company or any member of the Company Group in preparing a strategic plan.

(b)                                 Advisor does not make any representations or warranties, express or implied, in respect of the services to be provided by Advisor or any of its designees hereunder.  In no event shall Advisor or any of its respective Affiliates (as defined in the Shareholders Agreement) be liable to Parent, the Company, any other member of the Company Group or any of their respective Affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of Advisor or its designee as determined by a final, non-appealable determination of a court of competent jurisdiction.

(c)                                  Advisor or its designees shall devote such time and efforts to the performance of services contemplated hereby as Advisor or its designees reasonably deems necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by Advisor or its designees on a weekly, monthly, annual or other basis.  Parent and the Company acknowledge that Advisor’s or its designees’ services are not exclusive to Parent, the Company or any other members of the Company Group and that Advisor and its designees may render similar services to other persons and entities.

2.                                      Payment of Fees.

(a)                                  In consideration of the Advisory Services provided by Advisor in connection with the transactions related to the consummation of the Merger, Parent agrees to pay to Advisor (or its designees) upon execution of this Agreement, a one-time fee (the “Transaction Fee”) equal to $6,300,000.

(b)                                 In consideration of the ongoing management and other advisory services to be provided by Advisor to Parent, the Company and any other member of the Company Group and their respective subsidiaries, the Company will pay to Advisor (or its designees) an annual fee (“Annual Fee”) equal to $1 million on the date this agreement becomes effective (the “Effective Date”) and on each anniversary of the Effective Date.  The Annual Fee shall also be payable on the date of termination or expiration of this Agreement (if payable upon termination or expiration of this Agreement, such final installment to be paid on the effective date of such termination or expiration and prorated for any final period consisting of less than one year).

(c)                                  All payments and reimbursements made to Advisor pursuant to any of Sections 2, 3 or 4 will be paid by wire transfer of immediately available U.S. Dollars to an account specified by Advisor in writing to the Company.

3.                                      Term and Termination.

(a)                                  This Agreement shall be in effect for an initial term commencing on the Effective Date and ending on the tenth anniversary of the Effective Date (the “Term”), which Term shall automatically be extended thereafter on a year to year basis unless Parent, the Company or the Advisor provides written notice of its desire to terminate this Agreement to each of Parent, the Company and the Advisor at least 90 days prior to the expiration of the Term or any extension thereof.

(b)                                 In connection with the consummation of an IPO (as defined in the Shareholders Agreement), either the Advisor, or the Company and Parent, may terminate this Agreement by delivery of written notice of termination to the other parties to this Agreement. In the event of a termination of this Agreement in connection with the consummation of an IPO, the Company shall pay in cash to the Advisors (i) all unpaid Annual Fees and all Out-of-pocket Expenses (as hereinafter defined) due under this Agreement with respect to periods prior to the termination date, plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Annual Fees that would have been payable with respect to the period from to the termination date through the tenth anniversary of the Effective Date or, in the case of any extension thereof, through the end of such extension period.

(c)                                  This Agreement may be terminated by Advisor at any time upon written notice to Parent and the Company.  Upon termination of this Agreement not in connection with the consummation of an IPO, Advisor will be entitled to prompt payment by the Company of all reasonable fees, including, but not limited, to the Annual Fee accrued prior to such termination in accordance with Section 2(c), and all Out-of-pocket Expenses due under this Agreement with respect to periods prior to the termination date.  Upon any termination or expiration of this Agreement, the Annual Fee shall cease to accrue for any period thereafter.

(d)                                 No termination of Advisor’s engagement hereunder shall affect any of the Company’s obligations under this Agreement, including, without limitation, the Company’s indemnity obligations as set forth herein.

(e)                                  The terms and provisions of Sections 2, 3, 4, 5, 7, 12 and 18 shall survive any termination of this Agreement.

4.                                      Expenses; Indemnification.

(a)                                  Expenses.  In addition to the compensation to be paid pursuant to Section 2 above, promptly upon request by Advisor from time to time, the Company shall reimburse Advisor for its Out-of-pocket Expenses (as defined below) incurred in connection with the provision of services hereunder to Parent, the Company or other member of the Company Group.  “Out-of-pocket Expenses” means the reasonable out-of-pocket costs and expenses incurred by or on behalf of Advisor in connection with the Advisory Services provided under this Agreement (including prior to the Effective Date), including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by Advisor or any of its Affiliates, (b) costs of any outside services or independent contractors such as couriers, business publications, on-line financial services or similar services, retained or used by Advisor or any of its Affiliates and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with Advisor’s or its Affiliates’ ordinary operations.  All payments or reimbursements for out-of-pocket expenses will be made by wire transfer in same-day funds to the bank account designated by Advisor promptly upon or as soon as practicable following request for reimbursement in accordance with this Agreement, to the account indicated to the Company by the relevant payee.

(b)                                 Indemnification.  Parent and the Company shall indemnify and hold harmless Advisor, its Affiliates, and their respective partners (both general and limited), members (both managing and otherwise), directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended), if any, agents and employees (Advisor, its Affiliates, and such other specified persons being collectively referred to as “Indemnified Persons,” and individually as an “Indemnified Person”) from and against any and all claims, liabilities, losses, damages and expenses, whether joint or several (the “Liabilities”) incurred by any Indemnified Person (including those arising out of an Indemnified Person’s negligence and reasonable fees and disbursements of the respective Indemnified Person’s counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including, without limitation, any untrue statements made or any statements omitted to be made) by Parent or the Company or (ii) actions taken or omitted to be taken by an Indemnified Person with Parent’s or the Company’s consent or in conformity with Parent’s or the Company’s instructions or Parent’s or the Company’s actions or omissions or (B) are otherwise related to or arise out of Advisor’s engagement, and will reimburse each Indemnified Person for all costs and expenses, including, without limitation, reasonable fees and disbursements of any Indemnified Person’s counsel, as they are incurred, in connection with investigating, preparing for, defending or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with Advisor’s acting pursuant to Advisor’s engagement, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom.  Parent and the Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses pursuant to clause (B) of the preceding sentence that have resulted primarily from the Indemnified Person’s bad faith, gross negligence or willful misconduct.  Parent and the Company also agree that neither Advisor nor any other Indemnified Person shall have any liability to Parent, the Company or any member of the Company Group for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages or expenses incurred by Parent, the Company or any member of the Company Group that have resulted primarily from Advisor’s bad faith, gross negligence or willful misconduct.  Parent and the Company further agree that it will not, without the prior written consent of Advisor, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release without any admission of culpability or wrongdoing of Advisor and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.  PARENT AND THE COMPANY HEREBY ACKNOWLEDGE THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF ADVISOR OR ANY OTHER INDEMNIFIED PERSON.

The foregoing right to indemnity shall be in addition to any rights that Parent, the Company and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement.  Parent and the Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought against Advisor or any other Indemnified Person.

It is understood that, in connection with Advisor’s engagement, Advisor or one or more of its Affiliates may also be engaged to act for Parent or the Company in one or more additional capacities, and that the terms of this engagement or any such additional engagement(s) may be embodied in one or more separate written agreements.  This indemnification shall apply to the engagement specified in Section 1 hereof as well as to any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

Parent and the Company further understand and agree that if Advisor is asked to furnish to Parent or the Company a financial opinion letter or act for Parent or the Company in any other formal capacity, such further action may be subject to a separate agreement containing provisions and terms to be mutually agreed upon.

5.                                      No Exclusive Duty to Parent or the Company.  (a) In recognition that (i) Advisor currently has, and will in the future have or will consider acquiring, investments in numerous companies with respect to which Advisor may serve as an advisor, a director or in some other capacity, (ii) Advisor may have a myriad of duties to various investors and partners, (iii) Advisor (or one or more Affiliates, associated investment funds or portfolio companies) may engage in the same or similar activities or lines of business as Parent or the Company and have an interest in the same areas of corporate opportunities, (iv) Parent and the Company will derive certain benefits hereunder and (v) Advisor, in desiring and endeavoring fully to satisfy its duties, may confront difficulties in determining the full scope of such duties in any particular situation, the provisions of this Section 5 are set forth to regulate, define and guide the conduct of certain affairs of Parent and the Company and other members of the Company Group as they may involve Advisor.

(b)                                 Notwithstanding anything to the contrary contained herein, (i) Advisor shall not be required to manage Parent or the Company as its sole and exclusive function and it, and any of its Affiliates, may have other business interests and may engage in other activities in addition to those relating to Parent, the Company and the Company Group, and such other business interests or activities may be of any nature or description, and may be engaged in independently or with others, and (ii) neither Parent, the Company nor the Company Group shall have any right, by virtue of this Agreement or the Company relationship created hereby, in or to such other ventures or activities of Advisor or any of its Affiliates, or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with Parent business or the Company business, shall not be deemed wrongful or improper.

(c)                                  Neither Advisor nor any of its Affiliates, shall be liable to Parent, the Company or any of their Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in Section 5(a) or Advisor’s or their Affiliates’ participation therein.

6.                                      Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by Advisor, Parent and the Company.  No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion.  No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

7.                                      Miscellaneous.

(a)                                  Choice of Law.  This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b)                                 Consent to Jurisdiction.  Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of New York.  Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts.  Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 12 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 12 does not constitute good and sufficient service of process.  The provisions of this Section 7(b) shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of New York.

(c)                                  Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE.  Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 7(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.  Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

(d)                                 Authority to Enter Agreement.  Each party to this Agreement has all requisite power and authority to enter into this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly authorized by all necessary action on the part of each party and when duly executed and delivered by such party shall constitute a legal, valid and binding agreement of such party, enforceable in accordance with its terms.

8.                                      Independent Contractor.  The parties agree and understand that Advisor is and shall act as an independent contractor of Parent and the Company in the performance of its duties hereunder.  Advisor, in the performance of its duties hereunder will not hold itself out as, an employee, agent or partner of Parent or the Company.

9.                                      Information.  Parent and the Company acknowledge and confirm that Advisor (i) will rely solely on information provided by the Company and information that is available from public sources in the performance of the services contemplated by this engagement without independent investigation or verification thereof, (ii) will assume no responsibility for the accuracy or completeness of such information or any other information regarding Parent or the Company and (iii) will not make any appraisal of any assets of Parent or the Company.

10.                               Confidentiality.  No advice rendered by Advisor, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without Advisor’s prior written consent.  To the extent consistent with legal requirements, all information given to one party of this Agreement (the “Recipient Party”) by another party (the “Providing Party”), including, without limitation, this Agreement, unless publicly available or otherwise available to the Recipient Party without restriction or breach of any confidentiality agreement, will be held by the Recipient Party in confidence and will not, without the Providing Party’s prior approval, be disclosed to anyone other than the Recipient’s agents and advisors who require such information to perform services for the Providing Party as contemplated by this Agreement (and who agree to use such information only in connection with such services) or used by such person for any purpose other than those contemplated by this Agreement.  Each party hereto shall be responsible for violations of its respective agents and advisors of the obligations set forth in this Section 10.  Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the services to be provided hereunder, shall not apply to the tax structure or tax treatment of the transactions subject to the services to be provided hereunder, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the transaction subject to the services to be provided hereunder and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

11.                               Merger/Entire Agreement.  This Agreement and the other agreements referred to herein, contain the entire understanding of the parties with respect to the specific subject matter hereof and supersedes any prior communication or agreement with respect thereto.

12.                               Notice.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

If to Parent, to:

Symbion Holdings Corporation
c/o Symbion, Inc.
40 Burton Hills Boulevard
Suite 500
Nashville, Tennessee  37215
Attention: Richard E. Francis
Fax: (615) 234-5999

with a copy to the Advisor at the address listed below.

If to the Company, to:

Symbion, Inc.
40 Burton Hills Boulevard
Suite 500
Nashville, Tennessee  37215
Attention: Richard E. Francis
Fax: (615) 234-5999

with a copy to the Advisor at the address listed below.

If to Advisor, to:

Crestview Advisors, L.L.C.
c/o Crestview Partners
667 Madison Avenue
New York, NY  10021
Attention: Thomas S. Murphy, Jr.
Fax: (212) 906-0750

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
Attention: John D. Amorosi, Esq.
Fax: (212) 450-3010

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

13.                               Severability.  If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.  To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

14.                               Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

15.                               Descriptive Headings.  All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

16.                               Prevailing Party.  If any legal action or other proceedings is brought for a breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

17.                               Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of Advisor, any member of the Company Group or any of their respective Affiliates shall have any liability for any obligations or liabilities of Advisor, any member of the Company Group or any of their respective Affiliates under this Agreement or for any claim based on, in respect of, or by reason of, the transactions or other matters contemplated hereby.

18.                               Joint and Several Liability.  Each obligation described herein (including but not limited to the Transaction Fee, Annual Fees, Out-of-pocket Expenses and Liabilities) of Parent, the Company and/or its subsidiaries, as the case may be, shall be a joint and several obligation of Parent, the Company and their subsidiaries. If requested by Advisor, then Parent or the Company shall cause any of its subsidiaries to sign a counterpart signature page to this Agreement to evidence such joint and several liability.

19.                               Assignment.  Advisor may not assign this Agreement without the prior written consent of the Company; provided, however, that Advisor may assign this Agreement with the prior written consent of the

Company to its Affiliates.  This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officer or representative as of the date first above written.

SYMBION, INC.

By:	/s/ Richard E. Francis, Jr.
	Name:	Richard E. Francis, Jr.
Title:

SYMBION HOLDINGS CORPORATION

By:	/s/ Richard E. Francis, Jr.
	Name:	Richard E. Francis, Jr.
Title:

CRESTVIEW ADVISORS, L.L.C.

By:	Thomas J. Murphy, Jr.
	Name:	Thomas S. Murphy, Jr.
	Title:	Managing Director